Exhibit 99.1

News Release
For Immediate Release

Catasys Announces Expansion of OnTrak-HA

●	Leading regional health insurer adds anxiety and depression to its OnTrak-HA program for eligible commercial and Medicare members
●	Marks second leading plan to expand with Catasys in Illinois this year

Los Angeles, CA – March 6, 2018 – Catasys, Inc. (NASDAQ:CATS) a leading AI and technology-enabled healthcare company, announced today that it has expanded the OnTrak-HA program with a leading regional health insurer in Illinois to include anxiety and depression for eligible commercial and Medicare members. Prior to this expansion, OnTrak-HA covered eligible commercial and Medicare members with substance use disorders and eligible individual and public marketplace plan members with anxiety, depression and substance use disorders. This expansion is based on the success of the OnTrak-HA program, which began in 2016, in improving member health and lowering healthcare costs.

Rick Anderson, President and Chief Operating Officer of Catasys, stated, “We are pleased to expand the OnTrak-HA program with this partner which has seen firsthand the positive results of our solution in improving member health. Engaging care avoidant members with untreated behavioral health conditions that exacerbate chronic medical conditions is a challenging task, and this expansion demonstrates our ability to positively impact the lives of these members and reduce their medical costs. This is our second expansion this year in Illinois with a leading health plan, through which we are treating members with anxiety, depression and substance use disorders. We continue to expand our presence in our 19 states with existing and new health plan partners, and look forward to expanding to additional states in the coming months.”

Expertise in Engaging a Treatment Avoidant Population

Many health plan members with behavioral health conditions avoid behavioral healthcare. This care avoidance exacerbates co-occurring chronic medical conditions, resulting in expensive emergency room visits and hospitalizations. Catasys uses artificial intelligence and big data predictive analytics to identify health plan members suffering from untreated behavioral health disorders, whose overall health can be significantly improved, and high medical costs substantially reduced through Catasys’ OnTrak program.

Catasys has a unique ability to engage these care-avoidant members, leveraging proprietary enrollment techniques built on deep insights into the drivers of care avoidance developed over many years. Catasys matches this insight with data driven engagement technologies that have consistently, successfully enrolled members who can benefit from the OnTrak program.

Members participate in a 52-week outpatient program that is “fingerprinted” to each member’s individual needs. The program integrates face-to-face or telehealth psychotherapy, pharmacotherapy and telephonic and digitally supported nurse-delivered care coaching to effect behavioral change that improves member health and reduces costs.

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions. Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Marianne Acosta, 310-444-4346